Exhibit (4)(nn)

SUB-ADVISORY AGREEMENT

Agreement dated as of June 13, 2019 between UBS Asset Management (Americas) Inc. (“UBS AM”), a Delaware corporation, and Magnetar Asset Management LLC (“Sub- Adviser”), a Delaware limited liability company (the “Agreement”).

RECITALS

(1)         UBS AM has entered into an Investment Management and Administration Agreement dated as of August 1, 2008 as amended (“Management Agreement”), with PACE® Select Advisors Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to PACE® Alternative Strategies Investments (“Portfolio”); and

(2)         UBS AM is authorized to retain one or more sub-advisers to furnish certain investment advisory services to UBS AM and the Portfolio;

(3)         UBS AM desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS AM and a designated portion of the assets (“Segment”) of the Portfolio; and

(4)         The Sub-Adviser is willing to furnish such services;

Now therefore, in consideration of the premises and mutual covenants herein contained, UBS AM and the Sub-Adviser agree as follows:

1.           Appointment.

UBS AM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Portfolio in any way.

2.           Duties as Sub-Adviser.

(a)         Subject to the supervision and direction of the Trust's Board of Trustees (the "Board") and oversight by UBS AM, and any written guidelines adopted by the Board or UBS AM the Sub-Adviser will provide a continuous investment program for the Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained, exchanged, converted, sold or otherwise dealt in by the Segment. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Segment. The Sub-Adviser understands that the Portfolio's assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended ("Code"). The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto that have been provided to the Sub-Adviser prior to the implementation of the terms thereof ("Registration Statement"). The Sub-Adviser, on each business day, shall provide UBS AM and the Trust's custodian such information as UBS AM and the Trust's custodian may reasonably request relating to all transactions executed for the Segment. The Sub-Adviser shall not be responsible for any costs, losses or expenses incurred by the Trust or the Portfolio as a result of the Portfolio's participation in any securities lending program or other revenue enhancing program that the Trust's custodian, or other party selected by UBS AM or the Trust, administers. UBS AM shall provide (or cause to be provided) to the Sub-Adviser any additional information that the Sub-Adviser may reasonably request to assist it in managing the Segment.

UBS AM hereby designates and appoints the Sub-Adviser as its and the Portfolio's limited purpose agent and attorney-in-fact, without further prior notice to or approval of UBS AM (except as expressly provided for herein or as may be required by law) to make, negotiate and execute, in the name and on behalf of the Portfolio with respect to the Segment, all agreements, instruments, contracts and other documents or undertakings, and to take all such other action which the Sub-Adviser considers necessary or advisable, to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Segment of securities or other instruments that are not registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Portfolio on the terms and conditions under which such securities are offered, (H) execute such account opening and other agreements, instruments and documents and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments; (iii) represent that the Portfolio is an "accredited investor" as defined in Rule sol. (a) of Regulation D under the Securities Act and a "Qualified Institutional Buyer" as defined in Rule 144A (a) (a) (i) under the Securities Act; and (iv) commit that such securities will not be offered or sold by the Segment except in compliance with the registration requirements of the Securities Act or an exemption therefrom, and exchange, convert and otherwise respond to tender offers and other voluntary corporate actions. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by UBS AM or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, the Sub-Adviser is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which the security is traded. The Sub-Adviser shall use the degree of care, diligence and skill that a reasonably prudent investment manager would exercise under the circumstances not to establish or add to existing positions in securities that are subject to any applicable foreign ownership limits or levels ("FOL") at a time when it is reasonably foreseeable that such purchases will have to be sold due to FOL limits or levels applicable to the Sub-Adviser or, on a standalone basis, to the Segment.

Sub-Adviser represents that the Account will invest in fixed-income securities and that there are no FOL applicable to fixed income securities in non-U.S. jurisdictions where Sub-Adviser purchases securities.

(b)         The Sub-Adviser agrees that it will not consult with any other sub-adviser (“Other Sub-Adviser”) for the Trust or Portfolio concerning any transaction by the Segment in securities or other assets, including (i) the purchase by the Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

(c)         Unless otherwise instructed by UBS AM or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Segment. All proxies voted by Sub-Adviser will be in accordance with Sub-Adviser's written proxy voting procedures. The Sub-Adviser further agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act") ("Proxy Voting Policy"), and that shall be acceptable to the Board. The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by UBS AM, a summary of such Proxy Voting Policy for inclusion in the Trust's registration statement, and will provide UBS AM with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect. The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be reasonably acceptable to the Board. The Sub-Adviser will not be responsible or liable for failing to vote any proxies where (i) it (or its agent) has not received such proxies or related shareholder communications on a timely basis, or (ii) it is consistent with the Sub-Adviser's policies regarding proxy voting then in effect to refrain from voting the relevant proxy(ies).

(d)         The Sub-Adviser shall exercise the rights incident to the securities held by the Segment in the context of a bankruptcy or other reorganization (e.g., conversions, tender and exchange offers, mergers, stock splits, rights offerings, recapitalizations, amendments, modifications or waivers or other rights or powers). The Sub-Adviser further agrees that it will keep UBS AM fully informed about any such actions that it intends to take. The parties acknowledge that the Sub-Adviser shall not have any obligation to initiate or otherwise act on behalf of the Segment with respect to class-action proceedings; however, notwithstanding the foregoing, upon reasonable request of UBS AM, the Sub-Adviser will provide relevant information and/or documentation in its possession relating to such class-action proceedings.

(e)         The Sub-Adviser agrees that it will place orders with brokers in accordance with best execution policies, taking into account best price as an important factor in this decision, provided that, in using brokers to execute portfolio transactions on behalf of the Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Segment and its other clients and that the total commissions paid by the Segment will be reasonable in relation to the benefits to the Segment over the long term. In no instance will Sub-Adviser, in its management of the Segment, purchase portfolio securities from or sell securities to, UBS AM or the Trust's principal underwriter, or any affiliated person, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may (but shall be under no obligation to), in accordance with applicable law and any relevant Sub-Adviser procedures, aggregate sales and purchase orders with respect to the assets of the Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser places orders simultaneously to purchase or sell the same security on behalf of the Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and/or amount among all such accounts in a manner believed to be equitable over time to each account. UBS AM recognizes that in some cases this procedure may adversely affect the results obtained for the Segment.

Subject to the Sub-Adviser's obligation to seek best execution, UBS AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Segment and the Trust with any broker-dealer deemed to be an affiliate (including affiliated Futures Commissions Merchants ("FCMs") of the Sub-Adviser (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part 2A of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the "1934 Act"), and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trust's policies and procedures thereunder. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS AM, the Portfolio or the Trust. In the event Sub-Adviser becomes affiliated (as defined under the 1940 Act) with a broker-dealer during the term of this Agreement, Sub-Adviser shall obtain the approval of the Trust's Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Segment.

UBS AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions ("Cross Transactions") on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Segment at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Segment and the Trust and its clients generally. UBS AM is aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. Sub-Adviser shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide UBS AM with periodic reports describing such agency Cross Transactions. UBS AM understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Segment is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from UBS AM, and that the failure to terminate such authorization will result in its continuation.

(f)          The Sub-Adviser, in accordance with the applicable provisions of Rule 32a-2 and Rule 32a-2 under the 1940 Act, shall maintain separate detailed records of all matters pertaining to its management of the Segment, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained pursuant to the provisions of Rule pa-land Rule 32a-2 that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request provided, however, that Sub-Adviser may retain copies of such records to the extent necessary to comply with applicable law or regulation or the Sub-Adviser's document retention policies. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained by the Portfolio or Trust under Rule 32a-2 under the 1940 Act, and will furnish the Board and UBS AM with such periodic and special reports as the Board or UBS AM may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Segment.

(g)         At such times as shall be reasonably requested by the Board or UBS AM, the Sub-Adviser will provide the Board and UBS AM with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Segment and make available to the Board and UBS AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other discretionary investment management customers.

(h)         In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board and UBS AM in assessing the fair valuation of any portfolio securities in the Segment requiring such fair valuation, and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service. The Trust shall be solely responsible for paying all fees and charges of its custodian in connection with obtaining such prices from independent parties.

In the event there is not sufficient cash or other monies in the Segment's custody account to settle a transaction, and to the extent such a shortfall is attributable to the actions of UBS AM or the Trust, UBS AM agrees that UBS AM or the Trust, and not the Sub-Adviser shall bear any charges incurred by the Portfolio related to overdraft charges, trading costs, buy-in fees or any other costs associated with settlement failures.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Trust or UBS AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

3.           Further Duties.

In all matters relating to the performance of its duties and obligations under this Agreement, and to the extent expressly applicable to the Sub-Adviser, the Sub-Adviser will seek to act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement, the Trust's applicable policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the "Trust Compliance Procedures") and with the written instructions and written directions of the Board and UBS AM, and will comply with the requirements of the 194o Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio. UBS AM agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, Trusts Compliance Procedures, written instructions and directions of the Board and UBS AM, and any amendments or supplements to any of these materials as soon as reasonably practicable after such materials become available. Sub-Adviser shall not be required to comply with any instruction of the Board or UBS AM to the extent such instructions cause Sub-Adviser to breach any legal, tax or regulatory requirement applicable to Sub-Adviser. UBS AM acknowledges that the Sub-Adviser will not be bound by the provisions of any such document, amendment or supplement until such time as it has had an opportunity to review any such materials and come into compliance therewith. UBS AM further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS AM (other than UBS Financial Services Inc. and UBS Asset Management (US) Inc.).

In order to assist the Trust and the Trust's Chief Compliance Officer (the "Trust CCO") to satisfy the requirements contained in Rule 38a-1 under the 1940 Act with respect to the Portfolio, the Sub-Adviser shall provide to the Trust CCO: (i) direct access to the Sub-Adviser's chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that relate to the Sub-Adviser's management of the Segment.

The Sub-Adviser shall promptly provide the Trust CCO with copies of: (i) the Sub-Adviser's policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws that relate to the performance of Sub-Adviser's duties hereunder (together, the "Sub-Adviser Compliance Procedures"), and (H) thereafter, any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO's performance of the Trust CCO's responsibilities under Rule 38a-1 to review, evaluate and report to the Trust's Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Segment. The Sub-Adviser shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Adviser's compliance with the Sub-Adviser Compliance Procedures in managing the Segment or describing any Material Compliance Matter in reasonable detail, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Segment or describing any Material Compliance Matter in reasonable detail. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws.

The Sub-Adviser will promptly provide UBS AM with information (including information that is required to be disclosed in the Trust's registration statement) with respect to the portfolio managers primarily responsible for the day-to-day management of the assets of the Segment, and any changes in the portfolio managers primarily responsible for the day-to-day management of the assets of the Segment.

Unless prohibited by law or regulation, the Sub-Adviser will promptly notify UBS AM of any pending investigation, litigation, administrative proceeding or any other significant regulatory inquiry known to the Sub-Adviser that will materially impair the ability of Sub-Adviser to perform the Services hereunder.

Each Party will cooperate promptly and fully with the other Party and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to such Party (as applicable), the Trust, or the Portfolio brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission ("SEC")).

4.           Expenses.

During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio (including the Segment) or UBS AM (including, without limitation, any brokerage commissions, dealer spreads, exchange service fees, taxes, and interest), except as otherwise specifically provided herein.

Upon request by UBS AM, Sub-Adviser agrees to reimburse UBS AM or the Trust for reasonable costs associated with generating and distributing any Registration Statement (as defined herein) in circumstances when the Sub-Adviser is given a copy of, and requested to comment upon, a draft Registration Statement within a specified, reasonable, time frame, a draft of such Registration Statement is provided to Sub-Adviser reasonably in advance of its filing and the specified time for comments, providing a reasonable opportunity to review the disclosures contain therein and provide UBS AM or the Trust or any of their respective agents with modifications to such disclosures, and Sub-Adviser does not notify UBS AM, the Trust or any of their respective agents of a material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement, but that is required to be disclosed therein to prevent such disclosure from being misleading. The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of and relating primarily to, an assignment of this Agreement, within the meaning of the of 1940 Act resulting from a change in control of Sub-Adviser. For the avoidance of doubt, Sub-Adviser is not responsible for costs relating to any update of the Registration Statement relating to Sub-Adviser becoming a sub-adviser to the Portfolio in respect of the Segment or Sub-Adviser ceasing to be a sub-adviser to the Portfolio in respect of the Segment.

5.           Compensation.

(a)         For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of        % of the average daily net assets of the Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed.  Sub-Adviser’s fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

(b)         The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)         For those periods in which UBS AM has agreed to waive all or a portion of its management fee, UBS AM may ask the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

(d)         If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6.           Limitation of Liability; Indemnification.

(a)         The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, Segment, the Trust or its shareholders or by UBS AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Sub-Adviser does not guarantee the future performance of the Segment or any specific level of performance or the success of any investment decision or strategy that the Sub-Adviser may employ. UBS AM understands that investment decisions made for the Segment are subject to various market, currency, economic, political or business risks, and that those investment decisions will not always be profitable. Notwithstanding the foregoing, Sub-Adviser shall be liable for any losses incurred by the Portfolio to the extent arising from a Trade Error (as defined in paragraph (e) below) of the Sub-Adviser in implementing investment decisions on behalf of the Portfolio.

(b)         In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio other than the Segment or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio. In particular, in the event the Sub-Adviser has managed the Segment in accordance with Section 2(a) of this Agreement, the Sub-Adviser shall have no responsibility for the Portfolio's being in violation of any applicable law or regulation, or any investment objective, investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate "regulated investment company" under the Code, unless such violation was due to the Sub-Adviser's failure to comply with written guidelines adopted by the Board or UBS AM and provided to the Sub-Adviser prior to such violation of applicable law or regulation, or any investment objective, investment policy or restriction applicable to the Portfolio as a whole or a failure of the portfolio to qualify as a regulated investment company under the Code.

(c)         UBS AM agrees to defend and indemnify the Sub-Advisor and hold it harmless against all liability, cost or expense suffered or incurred by the Sub-Adviser (including its personnel) that arises out of the performance of the Sub-Adviser's obligations and duties under this Agreement, except to the extent caused by the Sub-Advisers willful misconduct, bad faith or gross negligence. Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(d)         Under no circumstances shall either party to this Agreement be liable for any special, consequential or indirect damages.

(e)         A "Trade Error" is an error in the placement, execution, or settlement of a trade for the Segment. Subject to the below paragraph addressing good faith errors in judgment, examples of trade errors include, but are not limited to, (i) the purchase or sale of the wrong securities or wrong amount of securities for an account; (U) the purchase or sale of securities for the wrong account; (iii) the sale of a security intended to be purchased or the purchase of a security intended to be sold; (iv) the allocation of securities to the wrong account; and (v) substantial delays in the execution of an order that is not the result of an intentional investment decision (including an intentional investment decision made by an electronic order handling system). Trade Errors can, but will not necessarily, result in a loss to the Segment.

Good faith errors in judgment in making investment decisions for the Segment, which include (without limitation) errors in securities analysis and errors in writing computer code that relates to the process by which a quantitative manager makes investment decisions (i.e., errors that reflect subjective judgments or mistakes made at the time of programming, concern the process of constructing an investment strategy, and are not associated with nor result in a particular trade), do not constitute Trade Errors for purposes of this Agreement. Trade Errors generally do not include errors resulting from unavailability of (or disruptions in) electronic services, market events, or force majeure. Provided that the Sub-Adviser has used reasonable efforts to resolve an error by a third party and obtain any reimbursement on behalf of the Segment, absent the Sub-Advisers willful misfeasance, bad faith or gross negligence in determining to deal with such third party, such third party error shall not constitute a Trade Error by the Sub-Adviser under this Agreement, and shall not give rise to any reimbursement obligation of the Sub-Adviser.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7.           Representations of Sub-Adviser.

The Sub-Adviser represents, warrants and agrees as follows:

(a)         The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will as soon as reasonably practicable notify UBS AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)         The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide UBS AM and the Board with a copy of such code of ethics, together with evidence of its adoption. On an annual basis, or otherwise upon request, a duly authorized officer of the Sub-Adviser shall certify to UBS AM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS AM, with respect to violations of the Sub-Adviser's code of ethics affecting the Segment, the Sub-Adviser shall permit UBS AM, its employees or its agents to examine the reports (or summaries of reports) required to be made by the Sub-Adviser pursuant to Rule 17j-1(c)(1) relating to enforcement of the Sub-Advisers code of ethics. Notwithstanding the foregoing, under no circumstances shall the Sub-Adviser be required to provide any information it may not provide in accordance with applicable law. In addition, Sub-Adviser reserves the right to assert all applicable legal privileges.

(c)         The Sub-Adviser has provided UBS AM with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to UBS AM at least annually.

(d)         The Sub-Adviser will notify UBS AM of (i) any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and (ii) any changes in the key personnel of Sub-Adviser who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or as soon after such change as possible.

(e)         The Sub-Adviser agrees that neither it nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, UBS AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS AM, such consent not to be unreasonably withheld; provided, however, that Sub-Adviser may include performance track record information of the Segment in its marketing and/or promotional materials that do not identify the Trust or the Portfolio by name, and as otherwise required by applicable laws or regulations.

(f)          The Sub-Adviser hereby represents that it has implemented policies and procedures reasonably designed to prevent the disclosure by it, its employees or its agents of the Trust's portfolio holdings to any person or entity other than UBS AM, the Trust's custodian, or other persons expressly designated by UBS AM, or as permitted by the Trust’s portfolio holdings disclosure policy. The Sub-Adviser further represents that it implemented policies and procedures reasonably designed to prevent it, its employees and agents from trading on the basis of any material non-public information provided by UBS AM, the Trust, their affiliates or agents.

(g)         The Sub-Adviser hereby represents, warrants and agrees that it is not required to be registered in any capacity with the Commodity Futures Trading Commission or to be a member of the National Futures Association.

(h)         The Sub-Adviser hereby represents and warrants that it has (i) a sanctions policy in place and communicated to all employees and (ii) adequate sanctions compliance controls reasonably designed to ensure compliance with US, UN, EU and Swiss sanctions laws and regulations and local applicable sanctions laws (the "Sanctions Laws"). The Sub-Adviser further represents and warrants that (i) it will not undertake investments or engage in activity that involves either directly or indirectly countries, regimes, jurisdictions or sanctioned parties (individuals / entities) subject to any Sanctions Laws and (ii) will not invest in securities / issuers mentioned on the "Sanctions Securities List (SSSL)" and the list of "Companies Verifiably Involved in Controversial Weapons (“Ethix List”) provided by UBS and updated from time to time.

8.           Representations of Investment Adviser (UBS AM).

UBS AM represents, warrants and agrees as follows:

(a)          UBS AM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement and its investment advisory agreement with the Trust with respect to the Portfolio; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify UBS AM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)         This Agreement is the legal, valid and binding agreement of UBS AM, enforceable against UBS AM in accordance with its terms, (ii) the person signing this Agreement is authorized by UBS AM to enter into this Agreement.

(c)         UBS AM acknowledges receipt of the Sub-Adviser's written disclosure statement (Form ADV Part 2).

(d)         UBS AM's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of UBS AM's or the Trust's governing documents, investment policies or applicable law or any obligations by which UBS AM, the Trust or the Portfolio is bound, whether arising by contract, operation of law or otherwise.

(e)         The Portfolio will, at all times, constitute an "eligible contract participant' under the Commodity Exchange Act (7 U.S.C. Section 1A), as amended, and 17 CFR Section 1.3(m).

(f)          The Portfolio is (i) an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) a "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act.

9.           Services Not Exclusive; Other Activities of the Sub-Adviser: (i) The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish the same, similar or dissimilar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust or another investment company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature and (U) the Adviser recognizes that the Sub-Adviser and its principals, affiliates, officers and employees have investments of their own and are acting as investment managers, sub-advisers or general partners for other clients. The Adviser also recognizes that the Sub-Adviser and its principals, affiliates, officers and employees may be or become associated with other investment entities and engage in investment management for other clients. Except to the extent necessary to perform the Sub-Adviser's obligations hereunder, as otherwise explicitly stated hereunder, or as otherwise agreed to in writing by the parties hereto, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser and its principals, affiliates, officers and employees to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. The Sub-Adviser may give advice or take action with respect to its other clients that differs from, or conflicts with, the advice given to the Adviser or the Segment.

10.         Duration and Termination.

(a)         This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio’s outstanding voting securities, unless UBS AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio’s outstanding voting securities.

(b)         Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)         Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS AM; (i) upon 90 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser or other circumstances that could adversely affect the Portfolio.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 90 days written notice to UBS AM. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement, as it relates to this Portfolio.

11.         Amendment of this Agreement.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio’s outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

12.         Survival.

Termination of this Agreement will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties from transactions, actions or omissions initiated before termination of this Agreement or (iii) indemnification provisions.

13.         Governing Law.

This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.         Confidentiality.

Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except (i) as required by law, rule or regulation or (ii) with respect to disclosure to a party's officers, directors, employees, professional advisers or service providers ("Representatives") that need to know such information solely in connection with the performance of such party's duties and obligations under this Agreement. The foregoing shall not apply to any information that is public when provided or thereafter becomes public, unless the party receiving the information knows or reasonably should have known that the information became public as a result of a wrongful or illegal act. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential. The Sub-Adviser retains all rights in and to any of its proprietary investment models, strategies and approaches used by or on behalf of any Portfolio or Segment and any models, strategies or approaches based upon or derived from them.

UBS AM hereby consents to the disclosure to third parties of (i) investment results and other data of the Segment in connection with providing investment results of the Sub-Adviser and (ii) investments and transactions of the Segment in connection with providing performance information of clients of the Sub-Adviser, subject to the limits in the Trust's portfolio holdings disclosure policy and applicable law.

The Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Segment and its prior, present or potential shareholders. The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Portfolio or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities, or except as necessary to fulfill Sub-Adviser's obligations under this Agreement. Nothing herein shall amend or supersede any other confidentiality obligation arising from any other agreement or instrument.

15.         Use of Name.

(a)         It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of UBS AM and only so long as UBS AM is Manager to the Trust and/or the Portfolio.

(b)         It is understood that the name Magnetar Asset Management or any derivative thereof or logo associated with that name, is the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such name (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Portfolio.  Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo), except to the extent required by applicable law or regulation.

16.         Delegation to Third Parties.

Except where prohibited by applicable law or regulation, the Sub-Adviser may (a) use persons employed by an "affiliated person" (as defined in the 1940 Act) of the Sub-Adviser, each of whom shall be a "supervised person" of or "person associated with" the Sub-Adviser (as defined in the Advisers Act) and, if an "access person" (as defined in Rule 17j-1 under the 1940 Act), subject to the Sub-Adviser's code of ethics (as discussed in Section 7(b), to assist in the performance of any or all of the services or functions provided by the Sub-Adviser under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the SEC and its staff and (b) delegate or may employ a third party to perform any accounting, administrative, operational, fund administration, reporting and ancillary services (other than investment management services) to assist the Sub-Adviser to perform its functions under this Agreement. The Sub-Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties and remains responsible for the actions and omissions of such third parties as if they were its own.

17.         Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

18.         Notices.

Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS AM upon receipt of the same at their respective addresses set forth below.  All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).  All notices provided to UBS AM will be sent to the attention of: Deputy General Counsel, UBS Asset Management (Americas) Inc., One North Wacker Drive, Chicago, IL 60606. All notices provided to the Sub-Adviser will be sent to the attention of: Chief Legal Officer, Magnetar Asset Management LLC, c/o Magnetar Capital LLC, 1603 Orrington Avenue, Suite 1300, Evanston, IL 60201.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

UBS Asset Management (Americas) Inc.
One North Wacker Drive
Attest:		Chicago, IL 60606

By:	/s/ Gina Toth	By:	/s/ Keith A. Weller
Name:	Gina M. Toth	Name:	Keith A. Weller
Title:	Senior Inv. Officer; Executive Director	Title:	Deputy General Counsel & Executive Director

Magnetar Asset Management LLC
c/o Magnetar Capital LLC 1603 Orrington Avenue - Suite 1300
Attest:		Evanston, IL 60201

By:	/s/ Connie Tse	By:	/s/ Karl Wachter
Name:	Connie Tse	Name:	Karl Wachter
Title:		Title:	General Counsel